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                                                                     EXHIBIT 11A


                        GATX CORPORATION AND SUBSIDIARIES

            COMPUTATION OF BASIC NET INCOME PER SHARE OF COMMON STOCK
                     (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)



                                                           Three Months Ended
                                                                 March 31
                                                           -------------------
                                                            2000         1999
                                                           ------       ------

Average number of shares of common stock outstanding         48.4         49.4

Net income                                                 $ 40.6       $ 39.2

Deduct - Dividends paid and accrued on preferred stock          -            -
                                                           ------       ------

Net income, as adjusted                                    $ 40.6       $ 39.2
                                                           ======       ======

Basic net income per share                                 $  .84       $  .79
                                                           ======       ======



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